Exhibit 10.83
BROCADE SENIOR LEADERSHIP PLAN
Revised: October 21, 2005
PURPOSE
The Brocade Senior Leadership Plan is designed to link incentive compensation with Company performance.
TIMING
Performance against Company objectives is measured on six-month cycles (Plan Periods), which run concurrently with the first and second halves of Brocade’s fiscal year. Payout of earned cash bonuses, if any, occurs on an annual basis.
ELIGIBILITY
Regular full-time and part-time Vice President (VP) level employees are eligible to participate in the Senior Leadership Plan Program.
Participants must be regular (full-time or part-time) employees at the end of the fiscal year to be eligible to receive a Senior Leadership Plan Payout.
PARTICIPANT PERFORMANCE
As each Plan Period begins, participants must complete a VP Performance Contract. Performance contracts should be tied to company and departmental goals as outlined by the board of directors (i.e., company priorities and initiatives). All goals must be tied to overall company objectives and have defined measurements.
Before Performance Contracts for Executive VPs are final, they are to be reviewed and approved by Finance, Human Resources, and the Chief Executive Officer (CEO). Performance Contracts for Functional VPs are reviewed and approved by the applicable Executive VP.
At the end of each Plan Period, actual performance against the plan’s financial metric goals is determined by Finance and provided to the plan participants. Performance against goals is then assessed by the Participant and then reviewed and assessed by the VP’s manager, in order to determine each participant’s bonus payout for the period. The Compensation Committee reviews and approves all Section 16 Officers’ performance and bonus payouts annually. The CEO reviews and approves all other VP cash bonus payouts.
COMPANY PERFORMANCE & SENIOR LEADERSHIP PLAN FUNDING
Each Plan Period, Brocade will set a target Operating Margin for the company to achieve during the Plan Period (Target OM).

At the end of each Plan Period, Brocade will fund the Senior Leadership Plan based on the actual Operating Metric achieved by Brocade during the Plan Period (Actual OM) relative to the Target OM (Actual Contribution).
The Actual OM will be communicated following the end of each Plan Period.
PARTICIPANT INCENTIVE TARGET
A Participant’s Incentive Target is determined by the Participant’s pay grade at the end of the 12-month Plan Period, unless otherwise indicated in writing by Brocade.

Participant Pay Grade	Annual Incentive Target
CEO	75%
Other Executive Officers and Certain Other Officers	50%
Other Officers	40%
SENIOR LEADERSHIP PLAN PAYOUTS
On an annual basis, the Compensation Committee reviews and approves Section 16 Officers’ performance and cash bonus payouts. The CEO reviews and approves all other VP cash bonuses. Program payouts are made within eight (8) weeks following the conclusion of the 12-month Plan Period. Payouts will be pro-rated for Participants who are hired or transferred into the Senior Leadership Plan during any Plan Period.
Except as otherwise agreed upon by the Company and the Participant, for each Participant, the cash bonus payout is calculated based on the following formula (less applicable taxes and deductions):
     Bonus Payout = (Actual Funding) x (Individual VP Goal Points Earned for the year) x (Annual Incentive Target) x (Annual Salary)

		Operating Margin/
Participant	Revenue	Profit	Individual Goals	Total

CEO	50%	50%	—	100%
VPs	50%	40%	10%	100%
Bonuses will be calculated using the salary as of the last day of the Plan Period.
Departmental budgets are communicated at the beginning of each fiscal year and may be updated quarterly throughout the year by the CEO and CFO. Adherence to the individual’s departmental budget is a gate for the individual to qualify for the Senior Leadership Plan bonus. Failure to adhere to the agreed upon budget disqualifies the individual from a bonus payout.

ADMINISTRATIVE PROCEDURES
Compensation Committee Approval
The Compensation Committee reserves the right to decrease or eliminate bonus otherwise indicated.
New Hires and Promotions
Participants new to the company or who are promoted into the Senior Leadership Plan must complete a VP Performance Contract within 60 days of beginning in the new position.
Grade/Salary Factor
Payout will be based on the Participant’s salary and pay grade on the last day of the Plan Period. Bonuses will be pro-rated if Participant received a cash bonus on another bonus program.
Terminations: Anyone who is not on the payroll as of the end of the fiscal year is not eligible to receive a cash bonus payout.
Leaves of Absences, Disability or Death: In the event of the Participant death, disability time off, or leave of absence, Payouts will be made on a pro-rated basis, based on the number of days the Participant was actively working at Brocade. If the Participant is on a legally protected leave of absence (e.g. Family Medical Leave or Military Leave), the Participant’s eligibility for participation in Plan may be extended beyond the time above, in accordance with the laws governing the legally protected leave. In the event of death, any cash bonus payments will be paid to the Participant’s primary beneficiary as designated in the Participant’s Brocade life insurance plan documentation, if any.
Performance Improvement Plan/Disciplinary Situations (Development Needed): If a Participant, at anytime prior to the cash bonus payout 12-month Plan Period, is subject to a performance improvement plan, discipline or demotion, Brocade may, in its sole discretion, reduce or eliminate the Cash Payment that the Participant would otherwise have been eligible to receive. If, at the time prior to the Payout for a 12-month Plan Period, it is determined that a Participant may be subject to corrective action, discipline or demotion, then Brocade may withhold the entire Cash Bonus Payout, or a portion thereof, until after a final decision on such corrective action has been made. If a Participant is given a performance rating of Development Needed, the Participant will not be eligible to receive a Payout. Only the VP of Human Resources or CEO may approve exceptions to this policy.
Other Provisions: Participation in the Senior Leadership Plan does not constitute an agreement (express or implied) between the Participant and Brocade that the Participant will be employed by Brocade for any specific period of time, nor is there any agreement for continuing or long-term employment. Terms and conditions regarding the Senior Leadership Plan and any participation therein, including but not limited to Senior Leadership Plan eligibility, Senior Leadership Plan funding, and performance and payout criteria and determinations, are subject to change by Brocade at any time in its sole discretion. Brocade and its Board of Directors retain the absolute right to interpret, revise, modify or terminate the Senior Leadership Plan at any time in its sole discretion.

ADDENDUM TO BROCADE SENIOR LEADERSHIP PLAN
(DATED OCTOBER 21, 2005)
Notwithstanding any terms to the contrary in the Brocade Senior Leadership Plan, the following terms shall apply to the Bonus Payout under the Senior Leadership Plan for fiscal 2006 and 2007:

	2006	2007

Executive Officers and Certain Other Officers
Cash Bonus Premium[1]	Up to 1.0x of 2006 Bonus Target	Up to 0.5x of 2007 Bonus Target
Restricted Stock[2]	1.5x of 2005 Base Salary	N/A

Other Officers
Cash Bonus Premium[1]	Up to 0.35x of 2006 Bonus Target	Up to 0.35x of 2007 Bonus Target

[1]	In addition to normal bonus and subject to achievement of revenue and operating margin/profit targets determined by the Board of Directors and other Company and departmental financial, strategic and operational metrics.

[2]	The number of shares of restricted stock to be issued is multiplied by such employee’s 2005 base salary, divided by then fair market value on the date of grant. The grants will be subject to 2-year cliff vesting. These grants will be in lieu of any 2006 focal option grants for such employees.